FOR IMMEDIATE RELEASE
                                          CONTACT:
                                 Erich J. Stegich
                                 Director of Communications
                                 Telephone:  (631) 435-1199
                                 Fax:  (631) 435-2113
                                 Email: estegich@mecnet.com
                                 -------------------

       Manchester Chief Financial Officer to Resign at End of Fiscal Year

Hauppauge,  New York- June 27, 2002--Manchester  Technologies,  Inc. (Nasdaq NM:
MANC) today announced that Joseph Looney, Manchester's chief financial officer, will resign from the company to pursue other opportunities. Mr. Looney's resignation will become effective on July 31, 2002, following the completion of Manchester's fiscal year. Manchester has begun a search for a new chief financial officer.

"We appreciate Joe's contributions to Manchester and wish him well in his future endeavors ," said Barry Steinberg, Manchester's President and CEO. "He helped guide us through our initial public offering and brought strong financial management to our operations. Joe's involvement with Manchester through the end of the fiscal year will ensure a smooth transition."

"My decision to leave Manchester was a personal, career decision. I greatly enjoyed my years with Manchester and my close involvement with its senior executives, and my decision to leave was not an easy one," said Looney. "However, I have decided to pursue new opportunities and new challenges. I am confident in Manchester's continued success and wish the team well."

 About Manchester Technologies, Inc.:
         Manchester Technologies, Inc., founded in 1973, is a single-source solutions provider specializing in hardware and software procurement, custom networking, storage, enterprise and Internet solutions. Manchester engineers provide answers to companies' MIS needs by combining comprehensive analysis, design and integration services with a complete line of competitively priced products and peripherals from the industry's leading vendors. For more information about Manchester, visit the Company's web site at http://www.e-manchester.com.


This press release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact, including, without limitation, those with respect to Manchester Technologies, Inc.'s objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "intends," "expects," "will," "plans," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements speak only as of the date of this press release. Manchester's actual results may differ materially from the results discussed herein as a result of a number of unknown factors, including, without limitation, the risks set forth in Manchester's Annual Report on Form 10-K for the year ended July 31, 2001, and those set forth from time to time in Manchester's other filings with the Securities and Exchange Commission. Manchester assumes no obligation to update any of the information referenced in this press release.